EXHIBIT 99.1

2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY UTILITY SUBSIDIARY
REACHES SETTLEMENT ON RATE INCREASE REQUEST

            Houston, Texas - July 17, 2003 - Southwestern Energy Company (NYSE: SWN) announced today that its gas distribution subsidiary, Arkansas Western Gas Company (AWG), executed a Joint Stipulation and Settlement Agreement (Settlement Agreement) with the Staff of the Arkansas Public Service Commission and various consumer groups that would resolve all outstanding issues relating to AWG's rate increase request that is pending before the Arkansas Public Service Commission (APSC).

            Under the terms of the Settlement Agreement, AWG would receive a rate increase of $4.2 million annually, exclusive of costs to be recovered through its Purchase Gas Adjustment Clause (PGA).  AWG would also be entitled to recover certain non-gas costs totaling $2.9 million through its PGA over a two-year period.

            AWG's original filing requested a rate adjustment of $11.0 million.  The difference between the rate adjustment requested by AWG and the rate adjustment contained in the Settlement Agreement primarily results from a reduction in AWG's requested return on equity and a change in AWG's assumed capital structure.  In the rate increase request that was filed with the APSC, AWG assumed an allowed return on equity of 12.9% and a capital structure of 48% debt and 52% equity. The Settlement Agreement provides for an allowed return on equity of 9.9% and an assumed capital structure of 52% debt and 48% equity.  The 9.9% equity return is in line with the equity return approved in recent settlements that have been approved for the other two Arkansas local gas distribution companies.

            The Settlement Agreement is subject to the approval of the APSC.  If the APSC approves the Settlement Agreement, it is anticipated that the rate increase will be effective in September 2003. AWG's last rate increase became effective in December 1996.

            Arkansas Western Gas Company serves approximately 140,000 residential, commercial and industrial customers in northern Arkansas.  Southwestern Energy Company is an independent energy company primarily focused on the exploration for and production of natural gas. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley Executive Vice President and Chief Financial Officer (281) 618-4803	Brad D. Sylvester, CFA Manager, Investor Relations (281) 618-4897

             All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the Company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the Company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the Company's control, and any other factors listed in the reports the Company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the Company's performance is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2002.

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